Exhibit 10.13

October 25, 2022

Suzanne Kozlovsky

Carol Stream, IL 60188

Dear Suzanne,

Thank you for your interest in Bel Fuse Inc. We are pleased to confirm our offer of employment to you for the position of Global Head of People for Bel Fuse Inc. under the following terms and conditions:

●	This position will report directly to Dan Bernstein, President and CEO of Bel Fuse Inc.

●	As Bel Fuse Inc. is an “At Will” employer, this offer is for a non-specified period of time.

●	Place of work will be 1700 Finley Road, Lombard, IL 60148 or at other group locations if business reasons demand it.

●	Your first day of employment will be November 15, 2022.

●	Your annual salary will be $275,000 to be paid out semi-monthly in equal manner over the course of the year.

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Pay periods are semi-monthly (standard pay periods are Monday through Sunday) and includes 86.67 hours of pay. Your first paycheck will be on November 30, 2022 and will include 86.67 hours of pay or hours actually worked. Pay dates are the 15th of the month and the last day of the month.

●	Your position is exempt from minimum wage, overtime, and other provisions under state and/or federal law.

●

Bel conducts a yearend review, and a bonus amount is determined for each employee commensurate with the individual and Bel’s performance. Said bonus is generally paid out in January following the completion of Bel’s fiscal year.  For your first full year, calendar year 2023, your bonus will be guaranteed at no less than 25% of your annual base pay but has upside opportunity in-range with your peer group and individual performance.

●

You are eligible for a one-time sign-on bonus payment of $40,000.00 which will paid with on the November 30, 2022, pay cycle with the expectation that you will be an active Bel employee no later than November 15, 2022. If you leave Bel on your own accord within 12 months, you are required to reimburse the company the full amount.

●

Your work hours are generally 8:00am - 5:00pm, Monday-Friday and you are eligible for the hybrid remote work as appropriate and in-range with the broader Company. Currently this program allows for office work Monday, Tuesday, and Wednesday and Thursday and Friday at your home office. This policy may change at the discretion of the CEO.

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You will be nominated at the May 2023 Bel Fuse Inc. Board Meeting for a Restricted Stock Grant of 10,000 shares which are at no cost to you. This is a five-year vesting with 25% vesting in year two and each year thereafter to be vested 100% at year five.

●

You will be nominated at the May 2023 for participation in the Deferred Compensation program. While employer contributions are discretionary and subject to change, the current intent is for the Company to contribute $25,000 per year (funded quarterly) for each of the first four years of participation in the plan and then 10% of your base salary contributed each year thereafter (also funded quarterly). The Plan provides for 100% cliff vesting at age 65 (i.e. termination of employment prior to age 65 would result in forfeiture of the full account balance).  Under the terms of the Plan, vesting would be accelerated in cases of disability, death or change in control of the Company, as defined in the plan documents. The funds in your individual account will be self-directed, meaning you will be able to manage how they are invested, much like your 401k plan.

●	Your initial vacation accrual will be at the rate of 6.67 hours (20 days Annualized) per semi-monthly pay period, which is an enhanced benefit from the standard.

●	Your sick leave accrual will be 1.67 hours (5 days Annualized) per semi-monthly pay period.

●	Your personal time accrual will be 1.0 hours (3 days Annualized) per semi-monthly pay period.

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You and your eligible dependents will be eligible for Medical, Dental, Vision, Flexible Spending or Health Savings Accounts, Supplemental Life and Supplemental Accidental Death and Dismemberment benefits. A summary of these benefits is enclosed, and deductions will be taken from your paycheck for these benefits. These deductions are based upon actual benefit selections.

●

You will be eligible to participate in the Bel Fuse Inc. 401(k) Savings Plan. Bel matches 100% of the first 1% of gross pay that you contribute plus 50% of the next 5% of gross pay that you contribute. An employee contribution of 6% results in the maximum employer match. Employer matching contributions will be invested in the plan’s Employer Class A Common Stock Fund.

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As per the 2022 Benefit Guide, the company will provide at no cost to you Basic Life and Accidental Death and Dismemberment Coverage in the amount of two times your annual base salary. You will also be provided at no cost Short-Term (75% of base pay for up to 26 weeks) and Long-Term Disability coverage (60% of base pay subject to Social Security/Disability Benefit Eligibility).

You are eligible to participate in the various benefits plans sponsored by the company.  These plans are reviewed annually and may be amended from time to time at the company’s discretion. For your convenience, I have included an abbreviated summary of the Bel Fuse Inc. Benefits Plans, some benefits requiring employee contributions, for which you will become eligible in the normal course of your employment. Details of these plans will be provided to you during your first day of work.

As a condition of employment, you will be expected to complete and sign the Employment Eligibility Verification Form (I-9) from our federal government. (Federal law prohibits us from hiring any individual without verifying that the individual is authorized to work in the United States.)  Upon hire, the company will use the E-Verify system operated by USCIS and Social Security Administration (SSA) to compare information entered on the I-9 with records contained in the SSA and Department of Homeland Security (DHS) databases to help verify the identify and employment eligibility of newly hired employees. A list of acceptable identification is included, which you should bring with you on your first day of work.

It is our sincere hope that your career with Bel Fuse will be both successful and rewarding. However, continued employment with the Company will be contingent on satisfactory work performance and the market conditions under which the Company must operate and is always to be considered “At Will.”  “At Will” means that both you and the Company have the unrestricted right to end the employment relationship at any time you or the Company may determine to be appropriate. Neither this letter nor any benefit plan nor any conversation you may have had with any member of Management is to be considered a guarantee of employment for any period of time or in any other manner an employment contract.

Drug Screen and Background check:  This offer is contingent upon the satisfactory results of a drug screen and completion of a background check. You will receive an email to complete this online. Please complete this as soon as possible as to not delay your start date.

The Company wants to provide employees with a flexible work environment that inspires productivity while ensuring that a professional, business-like image is projected throughout the company. Business casual attire is acceptable for those employees whose primary job function is in the office area. Production areas follow casual work attire guidelines.

The policies and procedures of the Company may be changed from time to time, and you will be notified of those changes. I believe that the position will offer you opportunities for both personal and professional development, and I look forward to your formal acceptance of this offer. If the foregoing is acceptable, please sign the original offer letter and return it to my attention. Please return the executed offer letter and related forms via email to farouq.tuweiq@belf.com by close of business October 30, 2022. We look forward to hearing from you.

I have also included a copy of the Employee Intellectual Property and Confidential Information Agreement you will be required to sign during the first few days of employment.

We are truly excited by the prospect of your joining the team and continuing our transformation.  Please feel free to call me if you have any questions regarding the offer or any other matter; I may be reached at 201-432-0463.

Sincerely,

Dan Bernstein

    /s/ Daniel Bernstein

President & CEO

Enclosures:  Employee Intellectual Property and Confidential Information Agreement and Employment Eligibility and Compliance Questionnaire

I have read this offer of employment, understand it, and accept employment of the basis set forth in this offer.

   /s/ Suzanne Kozlovsky                                                                  October 28, 2022

Suzanne Kozlovsky                                                                       Date